COMPANY CONTACT: Paul Vincent Director – Finance & Investor Relations (281) 874-2700, (800) 777-2412	FOR IMMEDIATE RELEASE

SWIFT ENERGY ANNOUNCES:

81% INCREASE IN THIRD QUARTER 2011 EARNINGS FROM CONTINUING OPERATIONS TO $17 MILLION, OR $0.39 PER DILUTED SHARE;

46% INCREASE IN THIRD QUARTER 2011 ADJUSTED CASH FLOW TO $90 MILLION, OR $2.11 PER DILUTED SHARE;

23% INCREASE IN THIRD QUARTER 2011 PRODUCTION TO 2.54 MILLION BARRELS OF OIL EQUIVALENT

HOUSTON, November 3, 2011 – Swift Energy Company (NYSE: SFY) announced today earnings from continuing operations of $17.0 million for the third quarter of 2011, or $0.39 per diluted share, an 81% increase when compared to third quarter 2010 earnings from continuing operations of $9.3 million, or $0.24 per diluted share.

Adjusted cash flow (cash flow before working capital changes, a non-GAAP measure - see page 7 for reconciliation to the GAAP measure) for the third quarter of 2011 increased 46% to $90.0 million, or $2.11 per diluted share, compared to $61.7 million, or $1.62 per diluted share, for the third quarter 2010.

Swift Energy production increased 23% to 2.54 million barrels of oil equivalent (“MMBoe”) for the third quarter of 2011, when compared to third quarter 2010 production of 2.07 MMBoe.

“Swift Energy continued to achieve operational and supply chain milestones during the third quarter”, noted Terry Swift, CEO of Swift Energy.  “The Company now has 90 million cubic feet of gas per day of dedicated transportation and processing capacity available for its natural gas production in McMullen County.  We completed ten new horizontal wells in South Texas during the quarter and continue to bring new wells online in the fourth quarter.  Our first operated well targeting the Austin Chalk in the Burr Ferry area was drilled, and we have resumed drilling in the Masters Creek field.

“In South Texas, our industry has accelerated activity levels very quickly over the past two years, going from less than 10 drilling rigs operating in the Eagle Ford in January of 2009 to over 180 rigs as of the end of September of this year.  As a result, we have witnessed extreme tightness in the access, availability and timing of delivery of goods, services and manpower.  To ensure our ability to execute our strategy of growing while maintaining liquidity and reducing leverage, we have continued our comprehensive approach to managing our projects in emerging resource basins.  We now have dedicated access to drilling rigs, fracture stimulation crews, source water, raw materials and human resources necessary to carry out much of our operating strategy for 2012 and beyond.  This approach is expanding to all applicable areas of our business over time and allows us to manage our entire supply chain and mitigate service cost inflation where possible.

“Our year end production exit rate is expected to be 31,000 – 33,000 barrels of oil equivalent per day (“Boe/d”). We still anticipate some temporary third party service, infrastructure, and transportation delays, which will affect the on-line date of certain wells that were included in our previous exit rate target of 34,000 – 36,000 Boe/d.  This revised exit rate target represents a 17% - 24% increase over our 2010 production exit rate.

“Strong production, reserves and cash flow growth, combined with three diverse core operating areas, exceptional financial liquidity and low leverage, has Swift Energy in a great position to deliver consistent growth for the next several years.”

Revenues and Expenses

Total revenues for the third quarter of 2011 increased 35% to $142.5 million from the $105.6 million generated in the third quarter of 2010, primarily attributable to both higher commodity prices and production volumes.

Depreciation, depletion and amortization expense (“DD&A”) of $21.40 per barrel of oil equivalent (“Boe”) in the third quarter of 2011 increased 9% from $19.69 per Boe of DD&A in the comparable period in 2010, primarily due to a higher overall depletable base.

Lease operating expenses, before severance and ad valorem taxes, were $10.31 per Boe in the third quarter 2011, an increase of 2% compared to $10.12 per Boe in the third quarter of 2010.  Lease operating expenses increased due to higher product transportation costs, salt water disposal costs, as well as other various cost increases from our South Texas operations.

Severance and ad valorem taxes increased to $5.32 per Boe from $5.23 per Boe in the comparable period due to higher oil and NGL prices in the 2011 period.

General and administrative expenses increased to $4.48 per Boe during the third quarter of 2011 from $4.21 per Boe in the same period in 2010. Interest expense decreased to $3.32 per Boe in the third quarter of 2011 compared to $3.99 per Boe for the same period in 2010.

Production & Pricing

Swift Energy’s third quarter 2011 production was 2.54 MMBoe, an increase of 23% when compared to 2010 third quarter production of 2.07 MMBoe, as a result of increased activity levels in South Texas. Natural gas production increased 67%, while crude oil production decreased 7% and NGL production decreased 4% in the same period in 2011.

Sequentially, production decreased 4% from the 2.64 MMBoe produced in the second quarter of 2011.  Events affecting production volumes during the third quarter include: Tropical Storm Lee shutting in production across South Louisiana, delays in the commissioning of a third party natural gas pipeline and processing plant in McMullen

County, TX, periodic transportation and processing curtailments under existing interruptible agreements (also in McMullen County) and the failure in late September of a third-party operated natural gas gathering line in Webb County, TX.  Additionally, late in the third quarter, a contracted drilling rig went out of service to undergo significant repairs.  The loss of drilling activity caused by this rig being out of service will also affect fourth quarter production volumes and year-end exit rate.  These events negatively impacted production by approximately 120,000 Boe in the third quarter and are expected to negatively impact full year 2011 production by approximately 530,000 Boe.

The Company realized an aggregate average price of $56.31 per Boe during the quarter, up from the $51.06 per Boe average price received in the third quarter of 2010.  In the third quarter of 2011, average crude oil prices increased 38% to $105.55 per barrel from $76.39 per barrel realized in the same period in 2010.  For the same periods, average natural gas prices were $3.68 per thousand cubic feet (“Mcf”), a decrease of 5% from the $3.87 per Mcf domestic average price realized a year earlier.  Prices for NGLs averaged $57.76 per barrel in the third quarter, a 45% increase from third quarter 2010 NGL prices of $39.88 per barrel.

Third Quarter Drilling Activity

In the third quarter of 2011, Swift Energy drilled eleven operated development wells and participated in one non-operated well.  In the Company’s South Texas core area, ten operated horizontal development wells were drilled to the Eagle Ford shale: six wells in McMullen County, three in Webb County and one in LaSalle County.

In Swift Energy’s Central Louisiana/East Texas core area, one operated well and one non- operated well were drilled in the Burr Ferry field.

There are currently four operated rigs and one non-operated rig drilling in the Company’s South Texas core area.  A fifth contracted rig is undergoing repairs and should return to this area during the quarter.  Additionally, one operated drilling rig is active in the Central Louisiana/East Texas core area.

Operations Update:
South Texas Operations

In the Company’s South Texas core area, nine operated wells and one non-operated well were completed during the third quarter.  In McMullen County, four operated Olmos wells and two operated Eagle Ford wells were completed.  In Webb County, two operated Eagle Ford wells were completed and in LaSalle County, one operated Eagle Ford well was completed.

Initial Production Test Rates of South Texas Horizontal Wells
Completed in Third Quarter 2011

Well Name	County/Formation Target	Oil (Bbls/d)	Natural Gas (MMcf/d)	Natural Gas Liquids (Bbls/d)	Choke Setting	Pressure (psi)
Siddons OL 3H	McMullen – Olmos	--	5.0	327	20/64”	5,400
Whitehurst OL 3H	McMullen – Olmos	608	1.4	87	20/64”	2,685
AFP OL 7H	McMullen – Olmos	144	3.9	256	20/64”	4,525
AFP OL 6H (4 stages)	McMullen – Olmos	168	1.0	68	18/64”	1,800
NBR EF 1H	McMullen – Eagle Ford	80	2.6	274	20/64”	1,464
Y Bar EF 2H	McMullen – Eagle Ford	624	1.6	225	20/64”	2,575
Bracken JV 10H (Non-Operated)	McMullen – Eagle Ford	240	6.9	767	20/64”	6,300
Fasken B EF 2H	Webb – Eagle Ford	--	10.4	--	20/64”	5,294
Fasken B EF 5H	Webb – Eagle Ford	--	8.3	--	20/64”	4,210
Snowden EF 1H	LaSalle – Eagle Ford	672	3.3	261	20/64”	1,800

Initial Production Test Rates of South Texas Horizontal Wells
Completed to Date in Fourth Quarter 2011

Well Name	County/Formation Target	Oil (Bbls/d)	Natural Gas (MMcf/d)	Natural Gas Liquids (Bbls/d)	Choke Setting	Pressure (psi)
SMR EF 4H	McMullen – Eagle Ford	1,398	2.7	392	16/64”	3,125
SMR EF 5H	McMullen – Eagle Ford	1,188	0.4	57	14/64”	3,600

During the first week of November, Swift Energy resumed production and sales of natural gas from the Eagle Ford shale in the Fasken field in Webb County, TX.  This production had been shut-in as a result of a third party pipeline failure, which was announced on September 29.  Intermittent production curtailments are expected in this area as work necessary to ensure the integrity of the system is performed by the operator.

Southeast Louisiana

In the Lake Washington field in Plaquemines Parish, LA, the Company continued its ongoing recompletion and production optimization program.  The average initial production response of six recompletions that were performed was approximately 563 gross Boe/d. The ten production optimization projects that were carried out averaged an initial production response of approximately 167 gross Boe/d.

Central Louisiana/East Texas

In the Company’s Central Louisiana/East Texas core area, one operated well and one non-operated well were drilled, both targeting the Austin Chalk formation in the Burr Ferry field in Vernon Parish, LA.

The GASRS 16-1 well, a non-operated well, was completed in the Austin Chalk and had an initial production rate of 207 bbls/d of oil and 1.3 MMcfg/d with flowing casing pressure of 1,250 psi on a 25/64” choke.  This well, drilled near the southern extent of the Company’s joint operating area, encountered fewer natural fractures than the wells drilled farther north have encountered.  This well is important in understanding the geology in the area, which is essential to future development plans.

The Swift Energy operated GASRS 20-1 finished drilling operations during the third quarter and was completed in the Austin Chalk.  A mechanical problem occurred during the initial cleanup of the well that required a workover rig to resolve.  A workover rig is currently on this well and work is underway to remedy the issue.  This well bore remained in zone for the extent of the 4,254 foot lateral and encountered high natural fracture density and strong tubing pressure.

Reaffirmation of Borrowing Base

After a regularly scheduled semi-annual review in November, Swift Energy’s ten member bank group affirmed the Company’s borrowing base under its revolving credit facility to be $400 million, which is equal to the previous borrowing base amount.  Swift Energy elected to retain the existing $300 million commitment amount and there are currently no borrowings outstanding.

Divestiture

During the third quarter, Swift Energy sold its interest in six fields in South Louisiana, two in Texas and one in Alabama to EnergyQuest II, LLC effective August 1, 2011. The final sales price of the property interests sold was $53.5 million.  This sale closed in October.   Swift Energy will use the net cash proceeds of approximately $48.8 million from this transaction (as adjusted for cash flows from effective date through the closing date) to fund a portion of its 2011 capital expenditures.  The disposition sales price is further subject to any customary post-closing adjustments, which are not expected to be material.

Price Risk Management

Swift Energy currently has no natural gas or crude oil price risk protection in place.  On an ongoing basis, details of Swift Energy’s complete price risk management activities can be found on the Company’s website (www.swiftenergy.com).

Earnings Conference Call

Swift Energy will conduct a live conference call today, November 3, at 10:00 a.m. EDT to discuss third quarter 2011 financial results.  To participate in this conference call, dial     973-339-3086 five to ten minutes before the scheduled start time and indicate your intention to participate in the Swift Energy conference call. A digital replay of the call will be available later on November 3 until November 10, by dialing 404-537-3406 and using Conference     ID # 15587761.  Additionally, the conference call will be available over the Internet by accessing the Company’s website at www.swiftenergy.com and by clicking on the event hyperlink. This webcast will be available online and archived at the Company’s website.

Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing exploring, acquiring and operating oil and gas properties, with a focus on oil and natural gas reserves onshore in Texas and Louisiana and in the inland waters of Louisiana.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The opinions, forecasts, projections, guidance or other statements other than statements of historical fact, are forward-looking statements.  These statements are based upon assumptions that are subject to change and to risks, especially the uncertainty and costs of finding, replacing, developing and acquiring reserves,  availability and cost of capital, labor, services, supplies and facility capacity, hurricanes or tropical storms disrupting operations, and, volatility in oil or gas prices, uncertainty and costs of finding, replacing, developing or acquiring reserves, and disruption of operations  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Certain risks and uncertainties inherent in the Company’s business are set forth in the filings of the Company with the Securities and Exchange Commission.  Estimates of future financial or operating performance provided by the Company are based on existing market conditions and engineering and geologic information available at this time.  Actual financial and operating performance may be higher or lower.  Future performance is dependent upon oil and gas prices, exploratory and development drilling results, engineering and geologic information and changes in market conditions.

SWIFT ENERGY COMPANY
SUMMARY FINANCIAL INFORMATION
FROM CONTINUING OPERATIONS
(Unaudited)
(In Thousands Except Per Share and Price Amounts)

	Three Months Ended September 30			Nine Months Ended September 30
	2011	2010	Percent Change	2011	2010	Percent Change
Revenues:
Oil & Gas Sales	$143,123	$105,811	35%	$446,537	320,887	39%
Other	(591)	(165)		(2,499)	1,505
Total Revenue	$142,532	$105,646	35%	$444,038	322,392	38%
Income From Continuing Operations	$17,007	$9,403	81%	$63,938	36,156	77%
Basic EPS – Continuing Operations	$0.39	$0.24	61%	$1.48	0.94	58%
Diluted EPS – Continuing Operations	$0.39	$0.24	61%	$1.47	0.93	58%
Net Cash Provided By Operating Activities – Continuing Operations	$101,573	$64,723	57%	$288,514	193,741	49%
Net Cash Provided By Operating Activities, Per Diluted Share – Continuing Operations	$2.38	$1.70	40%	$6.77	5.10	33%
Cash Flow Before Working Capital Changes(2) (non-GAAP measure) – Continuing Operations	$90,021	$61,709	46%	$274,764	191,360	44%
Cash Flow Before Working Capital Changes, Per Diluted Share – Continuing Operations	$2.11	$1.62	30%	$6.45	5.04	28%
Weighted Average Shares Outstanding (Basic)	42,470	37,880	(12)%	42,365	37,792	(12)%
Weighted Average Shares Outstanding (Diluted)	42,678	38,058	(12)%	42,619	37,995	(12)%
EBITDA (non-GAAP measure)	$91,421	$65,117	40%	$293,832	202,778	45%
Production (MBoe) – Continuing Operations	2.54	2.07	23%	7.83	6.14	27%
Realized Price ($/Boe) – Continuing Operations	$56.31	$51.06	10%	$57.04	52.22	9%

(1)	The production, revenue, expense, cash flow and income information reported are the results of continuing operations of Swift Energy.
(2)
See reconciliation on page 7.  Management believes that the non-GAAP measures EBITDA and cash flow before working capital changes are useful information to investors because they are widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry.  Many investors use the published research of these analysts in making their investment decisions.

RECONCILIATION OF GAAP (A) TO NON-GAAP MEASURES
(Unaudited)
(In Thousands)

	Three Months Ended
	September 30, 2011	September 30, 2010
INCOME TO EBITDA RECONCILIATIONS:
Income from Continuing Operations	$17,007	$9,403	81%
Provision for Income Taxes	10,388	5,652
Interest Expense, Net	8,439	8,264
Depreciation, Depletion & Amortization & ARO (b)	55,587	41,798
EBITDA	$91,421	$65,117	40%

	Nine Months Ended
	September 30, 2011	September 30, 2010
INCOME TO EBITDA RECONCILIATIONS:
Income from Continuing Operations	$63,938	$36,156	77%
Provision for Income Taxes	37,822	20,788
Interest Expense, Net	25,449	24,804
Depreciation, Depletion & Amortization & ARO (b)	166,623	121,030
EBITDA	$293,832	$202,778	45%

	Three Months Ended
	September 30, 2011	September 30, 2010
CASH FLOW RECONCILIATIONS:
Net Cash Provided by Operating Activities – Continuing Operations	$101,573	$64,723	57%
Increases and Decreases In:
Accounts Receivable	(5,012)	1,114
Accounts Payable and Accrued Liabilities	(7,094)	(4,968)
Income Taxes Payable	17	(3)
Accrued Interest	537	843
Cash Flow Before Working Capital Changes – Continuing Operations	$90,021	$61,709	46%

	Nine Months Ended
	September 30, 2011	September 30, 2010
CASH FLOW RECONCILIATIONS:
Net Cash Provided by Operating Activities – Continuing Operations	$288,514	$193,741	49%
Increases and Decreases In:
Accounts Receivable	(6,694)	(1,837)
Accounts Payable and Accrued Liabilities	(8,077)	5,812
Income Taxes Payable	234	38
Accrued Interest	787	(6,394)
Cash Flow Before Working Capital Changes – Continuing Operations	$274,764	$191,360	44%

Note: Items may not total due to rounding

SWIFT ENERGY COMPANY
SUMMARY BALANCE SHEET INFORMATION
(Unaudited)
(In Thousands)

	As of September 30, 2011	As of December 31, 2010
Assets:
Current Assets:
Cash and Cash Equivalents	$15,999	$86,367
Other Current Assets	60,638	71,427
Current Assets Held for Sale	-	564
Total Current Assets	76,637	158,358

Oil and Gas Properties	4,338,878	3,913,602
Other Fixed Assets	37,344	37,505
Less-Accumulated DD&A	(2,540,613)	(2,378,262)
Total Properties	1,835,609	1,572,845

Other Assets	12,222	12,713
	$1,924,468	$1,743,916
Liabilities:
Current Liabilities	$187,577	$156,735
Long-Term Debt	471,809	471,624
Deferred Income Taxes	192,131	157,565
Asset Retirement Obligation	91,237	70,171
Other Long-term Liabilities	10,221	7,804
Stockholders’ Equity	971,493	880,017
	$1,924,468	$1,743,916

Note: Items may not total due to rounding

SWIFT ENERGY COMPANY
SUMMARY INCOME STATEMENT INFORMATION
(Unaudited)
In Thousands Except Per Boe Amounts

	Three Months Ended		Nine Months Ended
	September 30, 2011	Per Boe	September 30, 2011	Per Boe
Revenues:
Oil & Gas Sales	$143,123	$56.31	$446,537	$57.04
Other Revenue	(591)		(2,499)
	142,532	56.07	444,038	56.72
Costs and Expenses:
General and Administrative, net	11,378	4.48	32,687	4.18
Depreciation, Depletion & Amortization	54,404	21.40	163,141	20.84
Accretion of Asset Retirement Obligation (ARO)	1,183	0.47	3,482	0.44
Lease Operating Costs	26,206	10.31	78,296	10.00
Severance & Other Taxes	13,527	5.32	39,223	5.01
Interest Expense, Net	8,439	3.32	25,449	3.25
Total Costs & Expenses	115,137	45.30	342,278	43.72
Income from Continuing Operations Before Income Taxes	27,395	10.78	101,760	13.00
Provision for Income Taxes	10,388	4.09	37,822	4.83
Income from Continuing Operations	17,007	6.69	63,938	8.17
Income (Loss) from Discontinued Operations, Net of Taxes	(31)	NM	14,247	NM
Net Income	$16,976	NM	$78,185	NM

Additional Information:
Total Capital Expenditures	$175,219		$425,115
Capitalized Geological & Geophysical	$7,359		$21,535
Capitalized Interest Expense	$1,973		$5,720
Deferred Income Tax	$10,255		$36,332

Note: Items may not total due to rounding

SWIFT ENERGY COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)
(In Thousands)

	Nine Months Ended
	September 30, 2011	September 30, 2010
Cash Flows From Operating Activities:
Net Income	$78,185	$35,994
(Gain) Loss From Discontinued Operations, Net of Taxes	(14,247)	162
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities -
Depreciation, Depletion, and Amortization	163,141	118,103
Accretion of Asset Retirement Obligation (ARO)	3,482	2,927
Deferred Income Taxes	36,332	26,151
Stock Based Compensation Expense	9,281	7,550
Other	(1,410)	473
Change in Assets and Liabilities -
Decrease in Accounts Receivable	6,694	1,837
Increase (Decrease) in Accounts Payable and Accrued Liabilities	8,077	(5,812)
Decrease in Income Taxes Payable	(234)	(38)
Increase (Decrease) in Accrued Interest	(787)	6,394
Cash Provided by Operating Activities – Continuing Operations	288,514	193,741
Cash Provided by Operating Activities – Discontinued Operations	5	(29)
Net Cash Provided by Operating Activities	288,519	193,712

Cash Flows From Investing Activities:
Additions to Property and Equipment	(368,754)	(228,379)
Proceeds from the Sale of Property and Equipment	6,084	133
Cash Used in Investing Activities – Continuing Operations	(362,670)	(228,246)
Cash Provided by Investing Activities – Discontinued Operations	5,000	5,000
Net Cash Used in Investing Activities	(357,670)	(223,246)

Cash Flows From Financing Activities:
Net Proceeds From Issuance of Common Stock	2,102	1,829
Purchase of Treasury Shares	(3,319)	(1,775)
Payments of Debt Issuance Costs	---	(3,481)
Cash Provided by (Used in) Financing Activities – Continuing Operations	(1,217)	(3,427)
Cash Provided by (Used in) Financing Activities – Discontinued Operations	---	---
Net Cash Provided by (Used in) Financing Activities	(1,217)	(3,427)
Net Increase/(Decrease) in Cash and Cash Equivalents	(70,368)	(32,961)
Cash and Cash Equivalents at the Beginning of the Period	86,367	38,469
Cash and Cash Equivalents at the End of the Period	$15,999	$5,508

SWIFT ENERGY COMPANY
OPERATIONAL INFORMATION
QUARTERLY COMPARISON -- SEQUENTIAL & YEAR-OVER-YEAR
(Unaudited)

	Three Months Ended				Three Months Ended
	Sept. 30, 2011	June 30, 2011	Percent Change		Sept. 30, 2010	Percent Change
Production :
Oil & Natural Gas Equivalent (MBoe)	2,542	2,641	(4	) %	2,072	23%
Natural Gas (Bcf)	8.15	7.87	4%		4.87	67%
Crude Oil (MBbl)	937	994	(6	) %	1,005	(7	) %
NGL (MBbl)	247	335	(26	) %	256	(4	) %

Average Prices:
Combined Oil & Natural Gas ($/Boe)	$56.31	$60.29	(7	) %	$51.06	10%
Natural Gas ($/Mcf)	$3.68	$3.93	(6	) %	$3.87	(5	) %
Crude Oil ($/Bbl)	$105.55	$112.09	(6	) %	$76.39	38%
NGL ($/Bbl)	$57.76	$50.41	15%		$39.88	45%

SWIFT ENERGY COMPANY
FOURTH QUARTER AND FULL YEAR 2011
GUIDANCE ESTIMATES

	Actual For Third Quarter 2011	Guidance For Fourth Quarter 2011			Guidance For Full Year 2011

Production Volumes (MMBoe)	2.54	2.50	-	2.70	10.3	-	10.5

Production Mix:
Natural Gas (Bcf)	8.15	6.98	-	7.83	30.9	-	31.8
Crude Oil (MMBbl)	0.94	0.49	-	0.96	3.81	-	3.88
Natural Gas Liquids (MMBbl)	0.25	0.39	-	0.42	1.32	-	1.36
Product Pricing (Note 1):
Natural Gas (per Mcf)
NYMEX Differential (Note 2)	$(0.32)	($0.15)	-	($0.55)	($0.25)	-	($0.75)
Crude Oil (per Bbl)
NYMEX differential (Note 3)	$16.01	$10.00	-	$15.00	$6.00	-	$8.00
NGL (per Bbl)
Percent of NYMEX Crude	65%	50%	-	60%	50%	-	60%
Oil & Gas Production Costs:
Lease Operating Costs (per Boe)	$10.31	$9.00	-	$9.70	$9.65	-	$9.90
Severance & Ad Valorem Taxes (as % of Revenue dollars)	9.5%	9.0%	-	10.0%	8.0%	-	9.0%
Other Costs:
G&A per Boe	$4.48	$4.35	-	$4.70	$4.05	-	$4.30
Interest Expense per Boe	$3.32	$3.20	-	$3.35	$3.20	-	$3.35
DD&A per Boe	$21.40	$21.10	-	$22.00	$20.75	-	$21.50
Supplemental Information:
Capital Expenditures
Operations	$165,887	$96,675	-	$132,675	$494,800	-	$530,800
Acquisitions/(Dispositions), net	---	($48,800)	-	($48,800)	($48,800)	-	($48,800)
Capitalized G&G (Note 4)	$7,359	$ 6,700	-	$ 7,300	$27,000	-	$29,000
Capitalized Interest	$1,973	$ 1,800	-	$ 2,100	$7,000	-	$9,000
Total Capital Expenditures	$175,219	$56,375	-	$93,275	$480,000	-	$520,000

Basic Weighted Average Shares	42,470	42,400	-	42,600	42,300	-	42,500
Diluted Computation:
Weighted Average Shares	42,678	42,700	-	42,900	42,600	-	42,800

Effective Tax Rate	37.9%	36.5%	-	37.5%	36.5%	-	37.5%
Deferred Tax Percentage	99%	95%	-	100%	94%	-	97%

Note 1:	Swift Energy now maintains all its current price risk management instruments (hedge positions) on its Hedge Activity page on the Swift Energy website (www.swiftenergy.com).
Note 2:	Average of monthly closing Henry Hub NYMEX futures price for the respective contract months, included in the period, which best benchmarks the 30-day price received for domestic natural gas sales.
Note 3:	Average of daily WTI NYMEX futures price during the calendar period reflected which best benchmarks the daily price received for the majority of crude oil sales.
Note 4:	Does not include capitalized acquisition costs, incorporated in acquisitions when occurred.